EXHIBIT 99

             Dragon Pharmaceutical Announces Business Update after
               the Completion of Acquisition of Oriental Wave and
           Selected Unaudited 2004 Pro-forma Combined Financial Data


Vancouver- April 4, 2005.  Dragon  Pharmaceutical  Inc. (TSX: DDD; OTC BB: DRUG;
BBSE: DRP) today announced a business update and selected unaudited 2004 pro-forma financial data of the Company combined with Oriental Wave Holding Limited.

On January 12, 2005, Dragon completed the acquisition of Oriental Wave Holding Limited. As a result of the acquisition, Dragon has transformed itself into a diversified and growth oriented generic pharmaceutical company with three key business units: (1) Pharma division for 44 generic prescription, over-the-counter and sterilized bulk drugs; (2) Chemical division for bulk pharmaceutical chemicals and intermediates (Clavulanic Acid and 7-ACA, Abamectin); and (3) Biotech division for recombinant drugs (EPO and G-CSF). The Company, after the acquisition, has significantly increased the size of operations and now has four manufacturing facilities in China (three in Datong city and one in Nanjing city), approximately 1,800 employees, with over 1,200 sales representatives in China, and approximately 55 key products in 86 different dosages and presentations currently in the market.

The following is a discussion of the 2004 business highlights for both Dragon and Oriental Wave on a combined basis.

Business Highlights for 2004
----------------------------
o    Biotech Division:
     ----------------
     o Launched rh-Erythropoietin ("EPO") product in Ecuador, Dominican Republic, Kosovo and Trinidad-Tobago in 2004 in addition to the earlier approved markets: China, India, Egypt, Peru and Brazil.
     o Announced the relocation from Nanjing city, China and construction of a brand new Biotech facility in Datong, China.
     o Entered into an agreement with Suzhou Zhongkai Bio-Pharmaceuticals Company Limited to in-license the exclusive right to commercialize its Recombinant Human Granulocyte Colony Stimulating Factor ("rhG-CSF") product worldwide, excluding China.

o    Chemical Division:
     o Commenced operations of the brand new Clavulanic Acid and 7-ACA production facilities during the first and third quarters of 2004 respectively.
     o Received import permit for Clavulanic Acid from the Indian health authority during the third quarter of 2004.
     o Shipment of initial quantities of 7-ACA and 2 Clavulanic Acid products to Indian customers commenced during the fourth quarter of 2004.

o    Pharma Division:
     o Receipt of additional 21 additional generic drug approvals from Chinese State Food and Drug Administrator ("SFDA"), bringing the total number of drug approvals to 306.
     o Establishment of a new freeze-dry production line for temperature-sensitive products.

Divisional Business Review and Update:
-------------------------------------
Biotech Division
----------------
Relocation and building a brand new facility in Datong
------------------------------------------------------
As previously announced, the Company will build a brand new state-of-the-art EPO production facility in Datong city, China and relocate the EPO production from its current facility in Nanjing city. The Company will construct the new EPO production site adjacent to the campus of the Chemical division, which already includes the entire basic infrastructure such as power, steam, purified water supply and water treatment facilities. The relocation of the EPO production site to Datong will allow the Company to capitalize on the existing production infrastructure and the efficiency of unified operational management. In the new facility, the capacity for bulk EPO will be doubled and the capacity for sterile filing will be tripled.

Continued progress on International EPO market approval
-------------------------------------------------------
The Company continues to achieve good progress by receiving four additional market approvals during the second half of 2004: Ecuador, Dominican Republic, Trinidad-Tobago and Kosovo in addition to the earlier approved markets of China, Brazil, India, Egypt & Peru. It is the Company's intention to supply the product from this new facility to fulfill the demands of the Chinese and other developing markets which are currently supplied from our China facility in Nanjing. Dragon will use the EPO produced in Europe specifically for the European market as well as for new indication developments in the EPO field. Although the European patent for EPO expired in most European countries in December 2004, the European regulatory authority, EMEA, has not clearly indicated the approval process for the EPO from generic competitors. However, the Company expects that it will be among the early candidates to enter the market with the Company's new European made EPO product.

In-licensed rhG-CSF for worldwide markets, excluding China
----------------------------------------------------------
Dragon has entered into an agreement with Suzhou Zhongkai Bio-Pharmaceuticals Company Limited to in-license the exclusive right to commercialize its Recombinant Human Granulocyte Colony Stimulating Factor ("rhG-CSF") product worldwide, excluding the Chinese market. Dragon will leverage its regulatory approval knowledge and expertise from launching its EPO internationally and will also utilize its existing licensing partnerships developed over time around the world to bring this rhG-CSF product to the international market. This in-licensing deal will allow Dragon to capture better economic value without incurring significant risk in research and developing an in-house product and the high investment to bring the drug into the production.

Chemical Division
-----------------
Commencement of the two Chemical Production Facilities; Receipt of Import License for 2 Clavulanic Acid Products from the Indian Health Authority; Initial Shipment of 7-ACA and 2 Clavulanic Acid Products to Indian Customers Started.
--------------------------------------------------------------------------------

The approximately $45 million investment in the two Chemical Division facilities were completed during 2004 and the production of Clavulanic Acid and 7-ACA started during the first and the third quarter respectively. Since the commencement of operations, the Company has been supplying the products mainly to the Chinese market. However, during the third quarter of 2004, the Company received licenses from Drugs Controller General of India to sell two Chemical products, including clavulanate potassium and avecil (1:1) and clavulanate potassium and syloid (1:1) into the Indian market. During the fourth quarter of 2004, initial quantities of 7-ACA and both Clavulanic Acid products had already been shipped and delivered to customers in India.

Pharma Division
---------------
Establishment of a new freeze-dried production line
---------------------------------------------------
Concurrent to the relocation of the EPO production facility to Datong city, China and as previously announced in January 2005, the Company plans to build a new workshop for the freeze-drying of temperature sensitive pharmaceutical products. Among these products is Levofloxacin, a product marketed by the Company whose production is currently outsourced to a third party contract manufacturer. This new workshop will also be housed in an area adjacent to the Chemical division's campus sharing the production infrastructure that was newly built for the Chemical division. The construction of this new workshop will not only allow the Company to improve its cost structure from Chemical division's existing production infrastructure, but will also increase the Pharma division's existing manufacturing capabilities by adding to the six different presentations that are already in production: tablets, granules, suppositories, capsules, powders for injection and sterilized bulk drug.

Receipt of 21 Additional Generic Drug Approvals from Chinese SFDA, Bringing the Total Number of Drug Approvals to 306
-------------------------------------------------------------------------------
During 2004, the Company received product approvals for 12 products from the Chinese SFDA. These 12 products, in 21 dosages, are mainly generic prescription drugs that have been marketed through the Company's comprehensive direct sales network in China with approximately 1,200 sales representatives all over the country. These newly approved products include:

o    Mezlocillin Sodium and Sulbactam Sodium for Injection
o    Ceftazidime for Injection
o    Aztreonam for Injection
o    Cloxacillin Sodium for Injection
o    Levofloxacin Hydrochloride for Injection
o    Ampicillin  Sodium and  Cloxacillin  Sodium for Injection
o    Mezlocillin Sodium for Injection
o    Fosfomycin Sodium for Injection
o    Sulbactam Sodium and Amoxicillin Sodium for Injection
o    Amoxicillin Sodium and Clavulanate Potassium for Injection
o    Fosfomycin Calcium (bulk)
o    Aztreonam (bulk)

The Company's Pharma division now has 306 drug approvals received from the Chinese SFDA included in the Company's current product license portfolio and has expanded the product offering currently in the Chinese market to 44 key products, altogether in 68 different presentations and dosages. The comprehensive product portfolio provides flexibility to the Company as it allows for adjustment to the product mix according to market and competitive conditions. It is the Company's plan to select additional products for commercialization. In addition, through in-house development and external collaborations with research institutions, the Company's on-going strategy is to introduce ten to twenty new dosages or presentations of new generic drugs or previously approved drugs every year in the Chinese market.

Overview of Unaudited Combined Pro-forma Results
------------------------------------------------
The acquisition of Oriental Wave was completed on January 12, 2005 with the Company issuing 44,502,004 common shares of Dragon to the shareholders of Oriental Wave so they owned 68.35% of the combined companies. Therefore, the first quarter of 2005 will be the first time when the financial results are reported as a combined entity. The 2004 combined pro-forma financials reported in this press release have not been audited but have been derived from the December 31, 2004 financial statements of the both companies which were prepared in accordance with United States Generally Accepted Accounting Principles and audited by their respective Independent Registered Public Accounting Firms. Assuming the acquisition of Oriental Wave was completed at the beginning of 2003, the selected pro-forma financials for the Company are as follows:


SELECTED UNAUDITED PRO-FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------
For the year ended December 31
(in US $)
                                                    2004                    2003
                                                    ----                    ----

Sales                                        $32,728,391             $29,734,241
Gross Profit                                 $15,042,058             $14,495,924
Gross Profit Margin                                  46%                     49%

Net Income for the year                       $6,543,591              $5,589,238
                                             ===================================
Net Income per share - basic and diluted           $0.10                   $0.09
                                             ===================================

Weighted average number of common shares
outstanding: Basic                            65,053,444              64,839,402

Overall pro-forma sales for the year ended December 31, 2004 were $32.7 million, a 10.1% increase from the year of 2003. The increase in sales was mainly due to the introduction of the Chemical Division during the year. Pro-forma gross profit for the years ended December 31, 2004 and 2003 was $15 million (46% Gross Profit Margin) and 14.5 million (49% Gross Profit Margin), respectively. The gross profit margin for 2004 was slightly lower than the 2003 figures because the Chemical Division was at the initial stage of operations and therefore, margin contributed by the division was unusually low.

Pro-forma net income for the year ended December 31, 2004 was $6.5 million, representing a 17% increase from the previous year. On a pro-forma earning per share basis, the Company achieved $0.10 per share in 2004 as compared to $0.09 per share in 2003.

Market Segment Analysis

Sales                                   2004                        2003
-----                          -----------------------   -----------------------
(in US$ million)                                 %                          %

China                               $30.51      93%        $28.34           95%
International                        $2.22       7%         $1.39            5%
                               -----------------------   -----------------------
Total                               $32.73     100%        $29.73          100%
                               =======================   =======================

China remains as the Company's core market accounting for 93% of the total pro-forma revenues in 2004. The Pharma division, which accounted for 76% of the total revenues, derived all of its revenues from China. However, the proportion of the revenues from international markets outside of China has increased to 7% in 2004 from 5% in 2003. These international revenues were mainly contributed by the Biotech and Chemical divisions since the products of these two divisions have already started exporting from China. Our EPO products from the Biotech division has been approved in eight countries (India, Egypt, Brazil, Dominican Republic, Trinidad-Tobago, Ecuador, Kosovo and Peru) outside of China and initial quantities of 7-ACA and Clavulanic Acid products from the Chemical division has also been shipped to Indian customers during the second half of 2004. It is anticipated that revenues from the international markets will continue to increase with the continued launch of our EPO products in Europe and developing countries as well as the increasing export of our Chemical division products.

Product Segment Analysis
------------------------

Sales                                    2004                       2003
-----                        --------------------------- -----------------------
(in US$ million)                     $           %             $              %
                                     -           -             -              -

Chemical Division                 $4.25         13%            -              -
Pharma Division                  $24.77         76%         $26.08           88%
Biotech Division                  $3.71         11%          $3.65           12%
--------------------------------------------------------------------------------
Total                            $32.73        100%         $29.73          100%
================================================================================


                                         2004                         2003
                            ----------------------------------------------------
                                         Gross Margin            Gross Margin
                                         ------------            ------------
Gross Profit                      $            %            $           %
------------                      -            -            -           -
(in US$ million)

Chemical Division              $0.22           5%           -           -
Pharma Division               $12.66          51%        $12.04        46%
Biotech Division               $2.16          58%         $2.46        67%
--------------------------------------------------------------------------------
Total                         $15.04          46%        $14.50        49%
--------------------------------------------------------------------------------

Biotech Division
----------------
Sales for the year of 2004 was $3.7 million (11% of total revenues) compared to sales of $3.6 million for the year ended December 31, 2003 (12% of total revenues). During 2004, an 18% growth in sales was achieved in China, which was partially offset by lower international sales outside of China. During 2004, the Company implemented a new non-fixed sales compensation system for the Company's direct sales team in China, which provided more incentive for the Company's sales representatives to focus on delivering results. International sales in 2004 were lower than those in 2003 because the Company sold product with a limited shelf life at a reduced price in Brazil during 2003, and we did not experience similar sales during 2004. Gross margin for 2004 was 58% as compared to 67% in 2003. The lower gross margin in 2004 was due to the $400,000 write-down of the cost of bulk EPO produced from a cell line for which no approval from the Chinese SFDA has been sought and which will be sold exclusively for research purposes.

Chemical Division
-----------------
Sales for the year of 2004 were $4.2 million (13% of total revenues) with a gross profit of $0.2 million. Since the Chemical division facilities was new in operation during 2004 and is currently at the initial stage of ramping up the production level, the gross profit achieved remained at an unusually low level due to the depreciation and amortization of the newly built production facilities. However, it is anticipated that the revenue and margin contribution from the Chemical division will continue to increase as the ramp up of the production level and will remain to be a key growth driver for the Company in the short-run.

Pharma Division
---------------
Sales for the full year of 2004 were $24.8 million (76% of the total revenues) compared to sales of $26.1 million for 2003 (80% of total revenues). The slight decrease in revenues in 2004 was mainly due to the reduction in retail price of certain prescription drugs imposed by the Chinese government. However, the gross profit margin in 2004 was 51%, a 500 basis point improvement compared to 2003's figure. The increase in the gross profit margin was mainly due to the increase in production level, the use of certain self-produced chemicals from the Chemical division and the increase in proportion of non-prescription drug revenues in the revenue mix, which is generally not affected by the retail price control measure imposed by the government.

For further information please contact:
Dragon Pharmaceutical Inc.
Garry Wong, CFA, IMBA
Telephone: +1-(604)-669-8817 or North America Toll Free: 1-877-388-3784
Email: irdragon@dragonpharma.com
Website: www.dragonpharma.com
or
Renmark Financial Communications Inc.
John Boidman : jboidman@renmarkfinancial.com
Sylvain Laberge : slaberge@renmarkfinancial.com
Media - Cynthia Lane : clane@renmarkfinancial.com
Telephone: +1-(514) 939-3989
Website: www.renmarkfinancial.com

This press release contains forward looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statement. Factors that might cause such a difference include, but are not limited to, the following: (1) risks and uncertainties relating to the political and regulatory environment in China; (2) that the Company will be able to successfully construct and operate a biotech facility in Datong, China that will be able increase production and operate more efficiently than its facility in Nanjing;
(3) that the Company will be able to successfully sell its EPO product in Europe and to commercialize the in-licensed G-CSF internationally outside of China; (4) that the Company will be able to successfully construct and operate a freeze-dried facility in Datong, China; (5) that the Company will be able to commercialize or to obtain additional product licenses from SFDA; (6) that the Company will continue to increase revenues by increasing launch of products outside of China and (7) that the Company will be able to increase the production and therefore generate additional revenues from the Chemical division.

Readers should not place undue reliance on forward looking statements, which only reflect the view of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports with the Securities and Exchange Commission.

SELECTED 2004 UNAUDITED PRO-FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
-------------------------------------------------------------------------------


For the year ended December 31, 2004                  Dragon      Oriental Wave   Adjustment       Pro-forma
(in US $)                                             ------      -------------   ----------      -----------

Sales                                                 $3,705,261    $29,023,130        -          $32,728,391
Gross Profit                                          $2,159,233    $12,882,825        -          $15,042,058
Gross Profit Margin                                          58%            44%                           46%
Net Income for the year                               $(942,718)     $7,486,309        -           $6,543,591
                                                  ============== ==============  ============     ===========
Net Income per share - basic and diluted                 $(0.05)        $149.73                         $0.10
                                                  ============== ==============  ============     ===========

Weighted average number of common shares
outstanding: Basic                                    20,551,440         50,000                    65,053,444



SELECTED 2004 UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA
--------------------------------------------------------------------------

As of December 31, 2004                                 Dragon     Oriental Wave     Adjustment     Pro-forma
(in US $)                                               ------     -------------     ----------     ---------

Cash and Short-term Securities                       $2,161,781        $910,425          -           $3,072,206
Total Current Assets                                 $4,531,192     $25,283,300    $(301,306) (a)   $29,513,186
Total Other Assets                                   $2,372,207      $2,658,688          -           $5,030,895
Total Fixed Assets                                     $873,036     $63,520,202          -          $64,393,238
                                                 ==============    =============   =============    ===========

Total Current Liabilities                            $1,548,144     $38,412,122  $(2,420,000) (b)   $37,540,266
Total Long-term Liabilities                                   -     $30,388,395          -          $30,388,395
Total Shareholders' Equity                           $6,228,291     $22,661,673   $2,118,694(a,b)   $31,008,658
                                                 ==============    ============  ================  ============
Total Assets                                         $7,776,435     $91,462,190    $(301,306)(a)    $98,937,319



SELECTED 2004 UNAUDITED PRO-FORMA COMBINED CONSOLIDATED STATEMENT OF CASH FLOW
For the year ended December 31, 2004
(in US $)                                               Dragon    Oriental Wave      Adjustment        Pro-forma
                                                        ------    -------------     -----------        ---------

Cash Flow From / (Used in) Operating Activities      $(963,253)     $18,439,027               -      $17,475,774
Cash Flow From / (Used in) Investing Activities       $(71,372)   $(28,160,006)               -    $(28,231,378)
Cash Flow From / (Used in) Financing Activities        $72,500      $10,115,613               -      $10,188,113
(Gain) / Loss on cash held in Foreign Currency         $(2,761)              -                -         $(2,761)
                                                  -------------   -------------     -----------    -------------
Net Increase / (Decrease) in Cash and Cash
Equivalents                                            $394,634              -       $(570,252)       $(964,886)

Cash and cash equivalents, beginning of period       $3,126,667        $515,791               -       $3,642,458
                                                  -------------  --------------    ------------    -------------
Cash and cash equivalents, end of period             $2,161,781        $910,425               -       $3,072,206
                                                  =============  ==============    ============    =============


SELECTED 2003 UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA
--------------------------------------------------------------------------

For the year ended December 31, 2003                   Dragon     Oriental Wave     Adjustment          Pro-forma
(in US $)                                              ------     -------------     ----------          ---------

Sales                                              $3,648,149       $26,086,092             -         $29,734,241
Gross Profit                                       $2,463,253       $12,268,794             -         $14,495,924
Gross Profit Margin                                       68%               47%                               49%
Net Income for the year                          $(1,994,734)        $7,583,972             -          $5,589,238
                                               ==============     =============   ============     ==============
Net Income per share - basic and
diluted                                               $(0.10)           $151.68                             $0.09
                                               ==============     =============   ============       ============
Weighted average number of common shares
outstanding: Basic                                 20,348,195            50,000                        64,839,402



SELECTED 2003 UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA
--------------------------------------------------------------------------

As of December 31, 2003                               Dragon       Oriental Wave         Adjustment      Pro-forma
(in US $)                                             ------       -------------         ----------      ---------

Cash and Short-term Securities                      $3,126,667          $515,791               -         $3,642,458
Total Current Assets                                $5,622,402       $12,390,299        $500,100 (c)    $18,512,801
Total Other Assets                                  $3,424,298        $2,739,607      $(500,100) (c)     $5,663,805
Total Fixed Assets                                  $2,089,352       $37,996,606          -             $40,085,958
                                                ==============     =============    ===============     ===========

Total Current Liabilities                           $1,428,257       $27,835,859    $(5,100,000) (b)    $24,164,116
Total Long-term Liabilities                                  -       $10,291,288      $2,680,000 (b)    $12,971,288
Total Shareholders' Equity                          $9,707,795       $14,999,365      $2,420,000 (b)    $27,127,160
                                                ==============     =============    ================    ===========

Total Assets                                       $11,136,052       $53,126,512                  -     $64,262,564


Note:
The above selected pro-forma data has been adjusted for:

(a)  the legal and other costs associated with the acquisition of Oriental Wave;
(b) the conversion of $2.42 million in debt owing to Oriental Wave shareholders to equity;
(c)  the reclassification at December 2003 of amounts due from a director.